BDO Seidman, LLP Accountants and Consultants	150 Federal Street 9th Floor Boston, Massachussetts 02110-1745 Telephone: (617) 422-0700 Fax: (617) 422-0909

June 6, 2005

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 2, 2005, to be filed by our former client, Glowpoint, Inc. We agree with the statements in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP